EXHIBIT 99.1

BUCYRUS INTERNATIONAL, INC.

ANNOUNCES SUMMARY UNAUDITED RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005

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South Milwaukee, Wisconsin - October 13, 2005 - Bucyrus International, Inc. today announced its summary unaudited results for the three and nine months ended September 30, 2005. The following includes the summary unaudited results for these periods. References to "Bucyrus" and the "Company" refer to Bucyrus International, Inc. and its consolidated subsidiaries.

	For the three months ended September 30,		For the nine months ended September 30,
Dollars in thousands, except per share amounts	2005	2004	2005	2004

Consolidated Statements of Operations:
Sales	$ 157,358	$ 111,509	$ 402,916	$ 325,604
Cost of products sold	120,930	87,194	306,468	256,845

Gross profit	36,428	24,315	96,448	68,759
Selling, general and administrative expenses	13,931	13,237	38,377	41,499
Research and development expenses	1,583	1,270	4,393	3,904
Amortization of intangible assets	449	412	1,352	1,235

Operating earnings	20,465	9,396	52,326	22,121

Interest expense	1,278	2,054	3,640	10,345
Other expense - net	123	149	238	867
Loss on extinguishment of debt (1)	—	7,316	—	7,316

Earnings (loss) before income taxes	19,064	(123)	48,448	3,593

Income tax expense	6,287	885	16,322	3,987

Net earnings (loss)	$ 12,777	$ (1,008)	$ 32,126	$ (394)

Net earnings (loss) per share:
Basic:
Net earnings (loss) per share	$ .63	$ (.06)	$ 1.59	$ (.03)

Weighted average shares	20,434,239	17,671,362	20,266,788	13,943,044

Diluted:
Net earnings (loss) per share	$ .61	$ (.06)	$ 1.54	$ (.03)

Weighted average shares	20,852,568	17,671,362	20,822,104	13,943,044

Other Financial Data:
EBITDA (2)	$ 23,897	$ 12,535	$ 62,448	$ 31,587
AIP management fee and expenses (3)	—	132	—	1,182
Non-cash stock compensation expense	45	2,590	135	10,031
Restructuring charges (severance)	251	31	324	201
(Gain) loss on sale of fixed assets	(62)	260	91	273

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(1)

Includes prepayment penalty and write-off of deferred financing costs related to the Company’s 9.75% Senior Notes which were retired upon completion of the Company’s initial public offering on July 28, 2004.

(2)

EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA, a measure used by management to measure liquidity and performance, is reconciled to net earnings (loss) and net cash provided by operating activities in the following table. The Company's management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and does not purport to be an alternative to net earnings (loss) as an indicator of operating performance or to net cash provided by operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company's debt instruments. The definition of EBITDA used in the Company's debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the Company's ability to engage in certain activities such as incurring additional debt and making certain payments.

	For the three months ended September 30,		For the nine months ended September 30,
Dollars in thousands	2005	2004	2005	2004

Net earnings (loss)	$ 12,777	$(1,008)	$ 32,126	$ (394)
Interest income	(121)	(149)	(479)	(263)
Interest expense	1,278	2,054	3,640	10,345
Income taxes	6,287	885	16,322	3,987
Depreciation	2,971	2,725	8,755	8,228
Amortization	705	712	2,084	2,368
Loss on extinguishment of debt	—	7,316	—	7,316

EBITDA	23,897	12,535	62,448	31,587

Changes in assets and liabilities	(8,750)	(28,212)	(29,772)	(21,830)
Non-cash stock compensation expense	45	2,590	135	10,031
(Gain) loss on sale of fixed assets	(62)	260	91	273
Interest income	121	149	479	263
Interest expense	(1,278)	(2,054)	(3,640)	(10,345)
Income tax expense	(6,287)	(885)	(16,322)	(3,987)

Net cash provided by (used in) operating activities	$ 7,686	$(15,617)	$ 13,419	$ 5,992

(3)

Excludes fees paid to American Industrial Partners ("AIP") or its affiliates and advisors for services performed for the Company outside the scope of the management services agreement for the three and nine months ended September 30, 2004 of $0 and $107,000, respectively. This management services agreement was terminated in July 2004.

Dollars in thousands	September 30, 2005	December 31, 2004

Consolidated Balance Sheets

Assets
Cash and cash equivalents	$ 7,270	$ 20,617
Receivables-net	131,182	90,802
Inventories	150,069	110,815
Deferred income taxes	9,331	9,607
Prepaid expenses and other	5,759	7,205

Total current assets	303,611	239,046

Goodwill	47,306	47,306
Intangible assets-net	35,509	36,935
Deferred income taxes	6,575	7,651
Other assets	8,219	8,191

	97,609	100,083

Property, plant and equipment	58,496	53,680

	$459,716	$392,809

Liabilities and Common Shareholders’ Investment
Accounts payable and accrued expenses	$ 93,544	$ 59,446
Liabilities to customers on uncompleted contracts and warranties	20,328	8,221
Income taxes	6,028	2,880
Current maturities of long-term debt and other short-term obligations	1,792	6,342

Total current liabilities	121,692	76,889

Dollars in thousands	September 30, 2005	December 31, 2004

Postretirement benefits	14,134	13,700
Deferred expenses, pension and other	32,205	38,242

	46,339	51,942

Long-term debt	88,227	96,910

Common shareholders’ investment	203,458	167,068

	$459,716	$392,809

The results for the three months ended September 30, 2005 include an increase in sales of $45.8 million or 41.1% as compared to the three months ended September 30, 2004. New machine sales were $44.5 million, an increase of $19.7 million or 79.6% from $24.8 million for the three months ended September 30, 2004, and aftermarket parts and service sales were $112.9 million, an increase of $26.2 million or 30.1% from $86.7 million for the three months ended September 30, 2004. The results for the nine months ended September 30, 2005 include an increase in sales of $77.3 million or 23.7% as compared to the nine months ended September 30, 2004. New machine sales were $127.2 million, an increase of $41.0 million or 47.5% from $86.2 million for the nine months ended September 30, 2004, and aftermarket parts and service sales were $275.7 million, an increase of $36.3 million or 15.2% from $239.4 million for the nine months ended September 30, 2004. The increase in machine sales for the three and nine months ended September 30, 2005 was primarily due to increased electric mining shovel sales and the recognition of sales on two draglines that were sold in 2004. The increase in aftermarket sales in 2005 reflects the Company’s initiatives and strategies to capture additional market share as well as continued strong commodity prices. Aftermarket sales increased in both United States and international markets. The Company achieved operating earnings of $20.5 million for the three months ended September 30, 2005 and $52.3 million for the nine months ended September 30, 2005. Operating earnings for the three and nine month periods ended September 30, 2005 increased from 2004 primarily due to increased gross profit resulting from increased sales volume and higher gross margins on both machines and aftermarket sales. Operating earnings for the three month and nine month periods ended September 30, 2004 was reduced by non-cash stock compensation expense of $2.6 million and $10.0 million, respectively.

Interest expense for the three and nine months ended September 30, 2005 decreased

$.8 million and $6.7 million, respectively, compared to prior year periods. The decrease in interest expense was due to the refinancing that was effective upon completion of the Company's initial public equity offering on July 28, 2004.

As of September 30, 2005, the Company’s total backlog was $590.2 million, $344.4 million of which was expected to be recognized within twelve months of such date. This represents a 3.0% and 6.2% increase from the June 30, 2005 total backlog of $573.3 million and twelve months backlog of $324.4 million, respectively, and a 127.2% and 140.7% increase from the September 30, 2004 total backlog of $259.8 million and twelve months backlog of $143.1 million, respectively. The increase from June 30, 2005 was due to an increase in aftermarket parts and service orders. The increase from September 30, 2004 was due to an increase in both new machine orders and aftermarket parts and services orders.

As of September 30, 2005, the Company had aggregate outstanding indebtedness of $90.0 million. The Company had $84.7 million of borrowings under its revolving credit facility as of September 30, 2005 and cash and cash equivalents were $7.3 million as of that date.

On August 24, 2005, the Company announced that it is proceeding with plans to expand its manufacturing facilities in South Milwaukee, Wisconsin. The initial phase of the expansion program will include the construction of a new facility on the grounds of the Company’s South Milwaukee campus north of Rawson Avenue at an approximate cost of $22 million.

The Company also announced today that Thomas B. Phillips, its Executive Vice President and Chief Operating Officer, has informed the Company’s board of directors that he intends to retire effective December 31, 2005. The Company will restructure reporting relationships.

“This year marked my 33rd year serving Bucyrus and its customers and assisting Bucyrus in becoming the innovative worldwide leader in surface mining that it is today,” said Phillips. “I’m very proud of what the Bucyrus employees have been able to accomplish and of the very strong teams that we’ve built. With the announcement of the expansion plans at our South Milwaukee facility, I know that Bucyrus has positioned itself to continue the achievements and innovation that I have so proudly been a part of for the past 33 years. I believe this move will allow us to best position Bucyrus to successfully achieve its enormous potential for growth over the coming decade. I intend to work closely with the senior management over the coming months to help restructure the reporting relationships.”

“Tom has been an effective part of our management team over the past years and his leadership will be missed,” said Timothy W. Sullivan, President and Chief Executive Officer of the Company. “Tom’s 33 years at Bucyrus have been marked by great achievements and company growth. On behalf of the Company, the Board of Directors and its shareholders, I wish Tom the best in his well-deserved retirement.”

Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the Company’s business consists of aftermarket sales in support of its large installed base (almost $10 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The factors that could adversely affect Bucyrus’ actual results and performance are discussed in Bucyrus’ Form 10-K for the year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission, which interested parties are urged to review. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.

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